Exhibit 99.1

Windtree To Launch BNB Crypto Treasury Strategy With Agreement For $60 Million Investment Led By Build And Build Corp. With Up To $140 Million More In Follow On Subscriptions

Windtree expected to become a leader and the first NASDAQ-listed company offering direct exposure to the Binance Smart Chain Ecosystem (BNB)

WARRINGTON, PA – July 16, 2025 – Windtree Therapeutics, Inc. (“Windtree” or the “Company”) (NasdaqCM: WINT) is excited to announce it has entered into a $60 million securities purchase agreement led by Build and Build Corp, with the potential for up to an additional $140 million in gross proceeds in future subscriptions, for total subscriptions of up to $200 million. The proceeds, expected to be in the form of cash, shares of Osprey BNB Chain Trust and BNB, from this financing, upon closing, is to be primarily used to launch a BNB crypto treasury strategy and purchase BNB, positioning Windtree as a leader in the BNB digital asset. Subject to shareholder approval and the satisfaction of other closing conditions, Windtree will become the first NASDAQ-listed company offering direct exposure to the BNB token, the fifth-largest blockchain by market capitalization (over $95 billion). This strategy addresses a critical need for retail and institutional investors seeking regulated access to the Binance ecosystem.

This transaction is expected to establish a robust BNB Crypto Treasury Strategy, including custody, security and yield generation, positioning the Company as a pioneer in the BNB and Binance Ecosystem. Build and Build Corp’s involvement speaks to its confidence in Windtree’s vision to become a leader in BNB, driving transformative opportunities within the rapidly evolving digital asset landscape.

“We are thrilled to propose a groundbreaking BNB strategy to the U.S. market,” said Patrick Horsman, CFA, Director of Build & Build Corp. “This innovative solution will offer investors targeted exposure to Binance and BNB, addressing what we believe to be a critical gap in the U.S. investment landscape.”

The Binance Ecosystem is a robust network of products and services anchored by the world’s largest cryptocurrency exchange. BNB is a leading cryptocurrency with average daily trading volumes of over $2 billion, making it the largest and most liquid crypto exchange token globally. Additionally, the Binance Smart Chain (“BSC”) supports fast, low-cost transactions and a thriving decentralized finance (“DeFi”) ecosystem with thousands of dApps and millions of users. Binance’s ecosystem maintains dominant market share in Asia, and the Company expects that it is poised for substantial growth globally and in U.S. markets.

“Today marks a pivotal moment for Windtree,” said Jed Latkin, Chief Executive Officer of Windtree. “This transaction secures up to $200 million from institutional investors, offering our shareholders a unique opportunity to gain exposure to a BNB-focused crypto treasury strategy.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Windtree Therapeutics, Inc.

Windtree Therapeutics, Inc. is a diversified company with several divisions, including a cryptocurrency treasury strategy and two promising therapeutic pipelines for which the Company is actively looking for long-term development partners.

About Build and Build Corp

Build and Build Corp is a dynamic company established by Patrick Horsman, Joshua Kruger, and Johnathan Pasch, who together bring over 43 years of expertise in hedge funds and digital asset management. The company is backed by prominent investors, including Off The Chain Capital, Kraken, Galaxy, and Silvermine, supporting its mission to deliver innovative solutions in the financial and digital asset sectors.

Forward Looking Statements

The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include, among other things: risks related to obtaining shareholder approval for the Build and Build Corp transaction and satisfying the other conditions necessary to consummate the transaction and related transactions, which cannot be assured; the Company’s risks and uncertainties associated with the success and advancement of its product candidates; the Company’s ability to manage costs and execute on its operational and budget plans; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, and other materials on a timely basis and in sufficient amounts; risks relating to regulatory requirements; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates, if approved; the impacts of political unrest, including as a result of geopolitical tension, and any sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries which could have an adverse impact on the Company’s operations, including through disruption in supply chain or access to potential international clinical trial sites. These and other risks are described in the Company’s periodic reports, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Eric Curtis

ecurtis@windtreetx.com